Thomas A. Chizmadia
               Vice President
               Corporate Communications
               313-529-4306





                   MERGER TAKING HOLNAM INC. PRIVATE COMPLETED


          Dundee, MI, February 23--Holnam Inc. announced that on

          February 22, 1994 its majority stockholder, Holderbank

          Financiere Glaris Ltd., completed a pending merger which

          increased its equity ownership of Holnam to 100 percent.

          Plans for the transaction were announced on January 7, 1994.

          Each minority owned share of Holnam Common Stock (par value

          $0.01 per share) was converted into the right to receive

          $7.65 cash per share.



          No approval by Holnam's minority stockholders was necessary.

          Required notification and a disclosure statement were mailed to all stockholders at the end of January.



          Holnam Inc. is a leading producer of cement in North America.

          It is a subsidiary of Holderbank Financiere Glaris Ltd. of

          Switzerland, one of the world's largest manufacturers of

          cement and allied construction materials.



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